exhibit 99.11
For Immediate Release
Diodes Incorporated to Acquire Zetex plc
Creating Global Discrete and Analog Semiconductor Leader
All-Cash Transaction Valued at $176 Million for Zetex’s $127 Million in Revenue
and Approximately $31 Million of Cash Equivalents as of December 31, 2007
•	Combined 2007 revenue of $528 million and expected to be accretive to GAAP earnings per share within 12 months

•	Strengthens Diodes’ product portfolio by expanding into the industrial and automotive markets and greatly increases its customer footprint in Europe

•	Zetex’s wafer processing and packaging technologies will complement Diodes’ wafer processing and packaging capacity and capabilities

•	Transaction expected to result in revenue, operating and cost synergies
DALLAS, TX and Manchester, UK — April 4, 2008 — Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of application specific standard products within the broad discrete and analog semiconductor markets, and Zetex plc (London Stock Exchange: ZTX), a leading provider of discrete and high performance analog semiconductor products for signal processing and power management, jointly announced today that the companies’ respective Boards of Directors have reached agreement on the terms of the recommended acquisition of Zetex by Diodes. Under the terms of the transaction, shareholders of Zetex will receive 85.45 pence in cash per Zetex ordinary share, valuing the fully diluted share capital of Zetex at approximately $176.3 million USD (based on the US$:GBP$ exchange rate of 1.9778).
“I believe this transaction meets all of our stringent acquisition criteria that we imposed as part of our evaluation process, including our expectation that it will be accretive within twelve months following the close,” said Diodes’ President and CEO, Dr. Keh-Shew Lu. “This acquisition will accelerate Diodes’ broad product platform strategy as Zetex will contribute a wide range of new discrete and analog products and capabilities that will aid in deeper penetration of our key end-markets. Additionally, Zetex’s application focus, strong European presence and concentration in the industrial and automotive markets perfectly complement Diodes’ strengths in the consumer, computing and communications markets, primarily in Asia and North America. Furthermore, we believe this combination will create substantial synergies including excellent cross-selling opportunities, together with economies of scale and cost savings by leveraging Diodes’ manufacturing and packaging capabilities and capacity.”
“We look forward to further providing the high level of service, support and unwavering commitment to utilizing the most efficient processes and technology across all product lines that our combined customer base has come to expect from each company,” Dr. Lu continued. “At the same time, we will work with our customers to ensure they have a clear understanding of our product roadmap should they choose the additional products available to them through this combination. Diodes has a successful track record of integrating select acquisitions to drive future growth, and we look forward to integrating Zetex and its customers into the Diodes family.”
Commenting on the proposed acquisition, Hans Rohrer, Chief Executive Officer of Zetex plc, said, “This transaction is very compelling as it adds Zetex’s product set and customer base to Diodes’ existing leadership position as a world-class semiconductor player and enables the combined company to be leveraged internationally across a broader geographic footprint. Applying Diodes’ packaging capabilities and capacity and exploiting it with Zetex’s process technology strength will create a highly valuable supplier for the combined worldwide customer base.”
The transaction will be subject to the approval of Zetex’s shareholders and its sanction by a Court in the United Kingdom. Further details of the transaction and arrangement are set out in Diodes’ Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2008.
Conference Call and Slide Presentation Information
Diodes will host a conference call on Friday, April 4, 2008 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). This conference call will be broadcast live over the Internet with a slide presentation and can be accessed by all interested parties on the Investor section of Diodes’ website at http://www.diodes.com. On the call, Dr. Keh-Shew Lu, Diodes’ President and CEO, Carl Wertz, Diodes’ CFO, Mark King, Diodes’ Senior Vice President of Sales and Marketing, Richard White, Diodes’ Senior Vice President of Finance, and Hans Rohrer, Zetex’s CEO will discuss the proposed Zetex acquisition. Investors and analysts are invited to participate on the call. To listen to the live call, please go to the Investor section of Diodes website and click on the Conference Call link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.

When:	Friday, April 4, 2008
Time:	10:00 a.m. CT / 11:00 a.m. ET
Dial in:	+1 888-713-4213; outside the U.S. +1 617-213-4865
Participant Code:	96628924
Live Webcast:	http://investor.diodes.com
For those unable to participate during the live broadcast, a replay will be available shortly after the call and will be available on Diodes’ website for approximately 60 days. The replay number is 888-286-8010 with a pass code of 21548188. International callers should dial 617-801-6888 and enter the same pass code at the prompt.

About Zetex plc
Zetex plc designs and manufactures high-performance analog and discrete semiconductors for a broad spectrum of applications, with a particular focus on LED lighting, audio and DBS applications. Its integrated and discrete semiconductor products offer compact, high efficiency power management and signal processing solutions, which meet the demand for greater power efficiency, precision and speed in analog and digital circuit design. The company is headquartered near Manchester in the United Kingdom and has design support, manufacturing and sales operations located throughout Asia, Europe and North America. Zetex employs more than 650 people worldwide and is the only United Kingdom quoted, vertically integrated silicon semiconductor manufacturer. Zetex’s shares are publicly traded on the London Stock Exchange under the trading symbol ZTX.
About Diodes Incorporated
Diodes Incorporated (Nasdaq: DIOD), an S&P SmallCap 600 Index company, is a leading global manufacturer and supplier of application specific standard products within the broad discrete and analog semiconductor markets, serving the consumer electronics, computing, communications, industrial and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, power management devices including DC-DC switching and linear voltage regulators, amplifiers and comparators, and Hall-effect sensors. The Company has its corporate offices in Dallas, Texas, with a sales, marketing, engineering and logistics office in Southern California; design centers in Dallas, San Jose and Taipei; a wafer fabrication facility in Missouri; two manufacturing facilities in Shanghai; a fabless IC plant in Hsinchu Science Park, Taiwan; engineering, sales, warehouse and logistics offices in Taipei and Hong Kong, and sales and support offices throughout the world. With its acquisition of APD Semiconductor, a privately held U.S.-based fabless semiconductor company, Diodes acquired proprietary SBR(R) technology. Diodes’ product focus is on high-growth end-user equipment markets such as TV/Satellite set-top boxes, portable DVD players, datacom devices, ADSL modems, power supplies, medical devices, wireless notebooks, flat panel displays, digital cameras, mobile handsets, DC to DC conversion, wireless 802.11 LAN access points, brushless DC motor fans and automotive applications. For further information, including SEC filings, visit the Company’s website at http://www.diodes.com.
Forward-Looking Statements
Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements regarding our expectation that: this acquisition is expected to be accretive to earnings per share within twelve months; this acquisition will accelerate Diodes’ broad product platform strategy; Zetex will aid deeper penetration of our key end-markets; this combination will create synergies including excellent cross-selling opportunities, economies of scale and cost savings; and, will create a highly valuable supplier for the combined worldwide customer base. Potential risks and uncertainties include, but are not limited to, such factors as the Company’s inability to identify suitable acquisition candidates or consummate desired acquisition; if the Company makes any acquisitions, the Company may be unable to successfully integrate any acquired companies within our operations due to factors associated with unexpected losses of key employees or customers of the acquired company, bringing the acquired company’s standards, processes, procedures and controls into conformance within our company’s operation; coordinating our new product and process development, hiring additional management and other critical personnel, increasing the scope, geographic diversity and complexity of our operations, difficulties in consolidating facilities and transferring processes and know-how, difficulties in reducing costs of the acquired entity’s business and diversion of our management’s attention from the management of our business; the Company’s business strategy, fluctuations in product demand and supply, the continued introduction of new products, the Company’s ability to maintain customer and vendor relationships, technological advancements, impact of competitive products and pricing, growth in targeted markets, the Company’s ability to successfully make additional acquisitions, risks of foreign operations, availability of tax credits, and other information detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.
Recent news releases, annual reports, and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

Company Contact:	Investor Contact:
Carl Wertz	Leanne Sievers
Chief Financial Officer	EVP, IR
Diodes, Inc.	Shelton Group
(805) 446-4800	(949) 224-3874
carl_wertz@diodes.com	lsievers@sheltongroup.com